AMENDMENT TO SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES

THIS FIRST AMENDMENT (the “Amendment”), effective as of May 2, 2016 (“Effective Date”), is to the Service Agreement for Transfer Agent Services (this “Agreement”) made as of December 1, 2013, between Computershare Inc. (“Agent” or “Computershare”), and each of the Dreyfus closed-end investment companies listed on Exhibit A (each such investment company, a “Fund”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Agreement.

WHEREAS, Agent and Fund are parties to the Agreement; and

WHEREAS, Agent and Fund desire to amend the Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Agreement. The Agreement shall be amended as follows:

(a) Delete Section 15 “Lost Stockholders; In-Depth Stockholder Search.” in its entirety and replace with the following new Section 15”

“15. Lost Stockholders.

Agent shall conduct such database searches to locate lost stockholders as are required by Rule 17Ad-17 under the Exchange Act, without charge to the stockholder. If a new address is so obtained in a database search for a lost stockholder, Agent shall conduct a verification mailing and update its records for such stockholder accordingly.”

2. Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.